Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2014 RESULTS

Miami Lakes, Fla. — October 23, 2014 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2014.

For the quarter ended September 30, 2014, the Company reported net income of $53.6 million, or $0.51 per diluted share, as compared to $54.3 million, or $0.52 per diluted share, for the quarter ended September 30, 2013.

For the nine months ended September 30, 2014, the Company reported net income of $157.4 million, or $1.50 per diluted share, generating a return on average stockholders’ equity of 10.52% and a return on average assets of 1.29%.  The Company reported net income of $156.5 million, or $1.51 per diluted share, for the nine months ended September 30, 2013.

John Kanas, Chairman, President and Chief Executive Officer, said, "Strong earnings this quarter are gratifying despite the impact of seasonal factors having reduced expected loan growth. We continue to project, however; our annual loan growth forecast to be accurate.”

Performance Highlights

•
New loans and leases, including equipment under operating leases, grew by $623 million during the third quarter of 2014. For the nine months ended September 30, 2014, new loans and leases increased by $2.7 billion, excluding the impact of the sale of $303 million of indirect auto loans in the second quarter of 2014.

•
Total deposits increased by $797 million for the quarter ended September 30, 2014 to $12.8 billion, reflecting growth across all deposit categories, including $374 million of growth in demand deposits. For the nine months ended September 30, 2014, total deposits grew by $2.3 billion.

•
Net interest income increased by $9.1 million to $173.2 million for the quarter ended September 30, 2014 from $164.1 million for the quarter ended September 30, 2013. Interest income increased by $13.5 million primarily as a result of an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. Interest expense increased by $4.4 million due primarily to an increase in average interest bearing liabilities, partially offset by a decline in the cost of interest bearing liabilities.

•
The net interest margin, calculated on a tax-equivalent basis, was 4.58% for the quarter ended September 30, 2014 compared to 5.70% for the quarter ended September 30, 2013 and 4.67% for the immediately preceding quarter ended June 30, 2014. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below).

•	Earnings for the quarter ended September 30, 2014 benefited from a reduction in the effective income tax rate, primarily due to a $5.0 million release of reserves for uncertain tax liabilities.

•	Book value and tangible book value per common share grew to $20.07 and $19.39, respectively, at September 30, 2014.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at September 30, 2014 were as follows:

Tier 1 leverage	11.2%

Tier 1 risk-based capital	17.2%

Total risk-based capital	18.0%

Loans and Leases

Loans, net of premiums, discounts and deferred fees and costs, increased to $11.1 billion at September 30, 2014 from $9.1 billion at December 31, 2013.  New loans totaled $9.9 billion at September 30, 2014 while covered loans declined to $1.1 billion at September 30, 2014 from $1.5 billion at December 31, 2013.

For the quarter ended September 30, 2014, new commercial loans, including commercial real estate loans, commercial and industrial loans, and leases, grew $392 million to $7.5 billion. New residential loans grew by $189 million to $2.3 billion during the third quarter of 2014, primarily as a result of the continuation of the Company’s residential loan purchase program.

The New York franchise contributed $198 million to new loan growth for the quarter while the Florida franchise contributed $147 million. The Company's national platforms contributed $234 million of new loan growth.  We refer to our three commercial lending subsidiaries, our mortgage warehouse lending operations, and our residential loan purchase program as national platforms. At September 30, 2014, the new loan portfolio included $4.0 billion, $2.5 billion and $3.4 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	September 30,	December 31,	September 30,	December 31,
	2014	2013	2014	2013
Single family residential and home equity	23.2%	24.0%	30.7%	34.3%
Commercial real estate	41.0%	38.5%	37.3%	34.3%
Commercial	35.6%	34.7%	31.8%	29.0%
Consumer	0.2%	2.8%	0.2%	2.4%
	100.0%	100.0%	100.0%	100.0%

The Company's portfolio of equipment under operating lease grew by $43 million for the quarter ended September 30, 2014 to $242 million.

Asset Quality

Asset quality remains strong. The ratio of non-performing, non-covered loans to total non-covered loans was 0.25% at September 30, 2014 as compared to 0.31% at December 31, 2013. The ratio of total non-performing loans to total loans was 0.28% at September 30, 2014 as compared to 0.39% at December 31, 2013.  The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 288.22% at September 30, 2014 compared to 246.73% at December 31, 2013. At September 30, 2014, non-performing assets totaled $50.1 million, including $18.5 million of other real estate owned ("OREO"), as compared to $76.2 million, including $40.6 million of OREO, at December 31, 2013. At September 30, 2014, 49% of total non-performing assets were covered assets.

For the quarters ended September 30, 2014 and 2013, the Company recorded provisions for loan losses of $5.4 million and $2.6 million, respectively.  Of these amounts, $6.3 million and $5.4 million, respectively, related to new loans, and $(0.9) million and $(2.8) million, respectively, related to covered loans.

For the nine months ended September 30, 2014 and 2013, the Company recorded provisions for loan losses of $21.0 million and $19.5 million, respectively.  Of these amounts, $20.2 million and $20.4 million, respectively, related to new loans, and $0.8 million and $(1.0) million, respectively, related to covered loans.

The provision related to new loans for the three and nine months ended September 30, 2014 reflects growth in the new loan portfolio, offset in part by net reversals of specific reserves of $1.6 million during the quarter ended September 30, 2014 and a reduction in the allowance of $2.3 million related to the sale of the indirect auto portfolio in the second quarter of 2014.

The provisions for (recoveries of) loan losses related to covered loans were significantly mitigated by offsetting increases or decreases in non-interest income recorded in “Net loss on FDIC indemnification.”

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended September 30, 2014				Three Months Ended September 30, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$7,287	$68,184	$75,471	$4,304	$13,908	$40,219	$58,431
Provision (recovery)	—	(900)	6,287	5,387	(842)	(1,995)	5,441	2,604
Charge-offs	—	(1,052)	(1,642)	(2,694)	(117)	(1,317)	(586)	(2,020)
Recoveries	—	454	250	704	—	147	457	604
Balance at end of period	$—	$5,789	$73,079	$78,868	$3,345	$10,743	$45,531	$59,619

	Nine Months Ended September 30, 2014				Nine Months Ended September 30, 2013
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$2,893	$9,502	$57,330	$69,725	$8,019	$9,874	$41,228	$59,121
Provision (recovery)	2,312	(1,519)	20,189	20,982	(2,440)	1,452	20,440	19,452
Charge-offs	(5,205)	(2,686)	(5,369)	(13,260)	(2,234)	(3,223)	(16,837)	(22,294)
Recoveries	—	492	929	1,421	—	2,640	700	3,340
Balance at end of period	$—	$5,789	$73,079	$78,868	$3,345	$10,743	$45,531	$59,619

Credit risk continues to be limited, though to a declining extent, by the Loss Sharing Agreements with the FDIC.  At September 30, 2014, covered loans represented 10% of the total loan portfolio.

Deposits

At September 30, 2014, deposits totaled $12.8 billion compared to $10.5 billion at December 31, 2013.  Deposits in New York totaled $1.7 billion and $800 million, respectively, at September 30, 2014 and December 31, 2013. Demand deposits, including non-interest bearing and interest bearing deposits, comprised 27% of total deposits at September 30, 2014. The average cost of deposits was 0.63% for the quarter ended September 30, 2014 as compared to 0.64% for the quarter ended September 30, 2013 and 0.61% for the nine months ended September 30, 2014 as compared to 0.66% for the nine months ended September 30, 2013.  The decrease in the average cost of deposits was primarily attributable to the growth in average non-interest bearing deposits as a percentage of average total deposits. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of deposits was 0.58% and 0.56%, respectively, for the three and nine months ended September 30, 2014.

Net interest income

Net interest income for the quarter ended September 30, 2014 increased to $173.2 million from $164.1 million for the quarter ended September 30, 2013. Net interest income for the nine months ended September 30, 2014 was $505.6 million as compared to $482.0 million for the nine months ended September 30, 2013. Increases in interest income were partially offset by increases in interest expense. Interest income increased primarily as a result of an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. Interest expense increased due primarily to an increase in average interest bearing liabilities, partially offset by a decline in the cost of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 4.58% for the quarter ended September 30, 2014 as compared to 5.70% for the quarter ended September 30, 2013. Net interest margin, calculated on a tax-equivalent basis, was 4.75% for the nine months ended September 30, 2014 as compared to 5.92% for the nine months ended September 30, 2013. Significant factors impacting this expected trend in net interest margin for the quarter and nine months ended September 30, 2014 included:

•
The tax-equivalent yield on loans declined to 6.46% and 6.65%, respectively, for the quarter and nine months ended September 30, 2014 compared to 8.83% and 9.79% for the corresponding periods in 2013, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•
The yield on new loans was 3.58% for both the quarter and nine months ended September 30, 2014 compared to 3.71% and 3.85% for the corresponding periods in 2013, primarily reflecting the impact of lower interest rates on new production over the last year.

•
The yield on loans acquired in the FSB Acquisition increased to 28.68% for the quarter ended September 30, 2014 from 26.91% for the corresponding period in 2013. For the nine months ended September 30, 2014, the yield on loans acquired in the FSB Acquisition increased to 27.07% from 25.93% for the corresponding period in 2013.

•
The average rate on interest bearing liabilities declined to 0.89% and 0.88%, respectively, for the quarter and nine months ended September 30, 2014 compared to 0.93% and 0.96% for the corresponding periods in 2013, primarily due to lower rates on time deposits and FHLB advances.

•
Non-interest bearing deposits comprised a greater percentage of average total deposits for the quarter and nine months ended September 30, 2014 as compared to the corresponding periods in 2013.  Average non-interest bearing deposits were 20% of average total deposits for both the quarter and nine months ended September 30, 2014, respectively, as compared to 17% and 16% of average total deposits for the corresponding periods in 2013.

Interest income included proceeds of $12.4 million and $27.9 million, respectively, from the sale of loans from a pool of ACI loans carried at zero for the quarter and nine months ended September 30, 2014, and $13.2 million and $39.0 million for the corresponding periods in 2013. The impact of sales of loans from this pool is not expected to be significant in future periods.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment of the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.

Changes in accretable yield on ACI loans for the nine months ended September 30, 2014 and the year ended December 31, 2013 were as follows (in thousands):

Balance at December 31, 2012	$1,286,066
Reclassifications from non-accretable difference	282,952
Accretion	(410,446)
Balance at December 31, 2013	1,158,572
Reclassifications from non-accretable difference	135,521
Accretion	(262,562)
Balance at September 30, 2014	$1,031,531

Non-interest income

Non-interest income totaled $14.5 million and $65.1 million, respectively, for the quarter and nine months ended September 30, 2014 as compared to $13.7 million and $47.0 million, respectively, for the quarter and nine months ended September 30, 2013.

The consolidated statement of income line items Provision for (recovery of) losses on covered loans; Income from resolution of covered assets, net; Gain (loss) on sale of covered loans; Loss on covered investment securities available for sale and Gain (loss) on covered OREO relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and nine months ended September 30, 2014 was $2.3 million and $24.5 million, respectively, compared to $6.5 million and $14.4 million, respectively, for the quarter and nine months ended September 30, 2013.

Income from resolution of covered assets, net was $14.5 million and $39.8 million, respectively, for the quarter and nine months ended September 30, 2014, compared to $24.6 million and $64.4 million, respectively, for the quarter and nine months ended September 30, 2013. This decrease in income resulted mainly from lower income from commercial recoveries and residential paid in full resolutions.

The Company recognized net gains on the sale of covered loans of $3.7 million and $22.6 million, respectively, for the quarter and nine months ended September 30, 2014, compared to net losses of $(4.3) million and $(9.4) million, respectively, for the quarter and nine months ended September 30, 2013.  The Company sold covered commercial and consumer loans and commercial OREO in the first quarter of 2014, in advance of the termination of commercial loss sharing in May 2014.  The following table summarizes the impact of these sales on pre-tax income as reflected in the consolidated statement of income for the nine months ended September 30, 2014 (in thousands):

Gain on sale of covered loans	$17,971
Provision for loan losses on transfer to loans held for sale	(3,469)
Loss on sale of OREO	(524)
Loss on FDIC indemnification	(1,737)
$12,241

Gains were recognized on these sales due primarily to better than expected pricing. Covered residential loans continue to be sold on a quarterly basis.  Net gains of $3.7 million and $4.6 million, respectively, were recognized on the sale of covered residential loans in the quarter and nine months ended September 30, 2014 compared to net losses of $(4.3) million and $(9.4) million recognized in the quarter and nine months ended September 30, 2013.  Improvements in the results of the sales were primarily due to improved pricing.

Net loss on FDIC indemnification was $17.0 million and $39.8 million, respectively, for the quarter and nine months ended September 30, 2014, compared to $18.4 million and $47.7 million for the quarter and nine months ended September 30, 2013.  Variances in net loss on FDIC indemnification are directly related to variances in income from resolution of covered assets, the gain (loss) on sale of covered loans, loss on covered investment securities available for sale, the provision for (recovery of) losses on covered loans and gain (loss) on covered OREO.

Other non-interest income increased to $6.7 million and $24.8 million, respectively, for the quarter and nine months ended September 30, 2014 from $4.8 million and $15.4 million for the quarter and nine months ended September 30, 2013. The most significant factor impacting the trend in other non-interest income was increases of $1.9 million and $8.1 million in income on operating leases for the three and nine months ended September 30, 2014.

Non-interest expense

Non-interest expense totaled $108.9 million and $318.0 million, respectively, for the quarter and nine months ended September 30, 2014 as compared to $96.6 million and $264.9 million for the quarter and nine months ended September 30, 2013.

Increased compensation and occupancy and equipment expenses for the quarter and nine months ended September 30, 2014 compared to the quarter and nine months ended September 30, 2013 related to the Company’s overall growth and its expansion into New York.

Amortization of the FDIC indemnification asset was $17.9 million and $48.9 million, respectively, for the quarter and nine months ended September 30, 2014 compared to $12.4 million and $21.8 million, respectively, for the quarter and nine months ended September 30, 2013. The amortization rate increased to 6.72% for the quarter ended September 30, 2014 compared to 3.77% for the quarter ended September 30, 2013. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, ultimately resulting in a negative yield on the FDIC indemnification asset.

Provision for income taxes

The effective income tax rate decreased to 27.0% and 32.1% for the quarter and nine months ended September 30, 2014, respectively, from 30.9% and 36.0% for the quarter and nine months ended September 30, 2013, respectively.  These decreases primarily reflect the impact of increases in tax-exempt income, reductions in liabilities for uncertain state tax positions and benefits resulting from state tax law changes in the first quarter of 2014.

Non-GAAP Financial Measure

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at September 30, 2014 (in thousands except share and per share data):

Total stockholders’ equity	$2,040,169
Less: goodwill and other intangible assets	68,575
Tangible stockholders’ equity	$1,971,594

Common shares issued and outstanding	101,665,975

Book value per common share	$20.07

Tangible book value per common share	$19.39

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Thursday, October 23, 2014 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (888) 713-4214 (domestic) or (617) 213-4866 (international). The name of the call is BankUnited, Inc. and the passcode for the call is 89607289. Participants may pre-register for the call on the Investor Relations page on www.bankunited.com. A replay of the call will be available from 1:00 p.m. ET on October 23, 2014 through 11:59 p.m. ET on October 30, 2014 by calling (888) 286-8010 (domestic) or (617) 801-6888 (international). The pass code for the replay is 58890340. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $17.7 billion at September 30, 2014, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 101 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at September 30, 2014.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $4.1 billion.  The Company has received $2.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2014	December 31, 2013
ASSETS
Cash and due from banks:
Non-interest bearing	$46,593	$45,976
Interest bearing	18,763	14,590
Interest bearing deposits at Federal Reserve Bank	280,042	190,075
Federal funds sold	2,746	2,108
Cash and cash equivalents	348,144	252,749
Investment securities available for sale, at fair value (including covered securities of $205,769 at December 31, 2013)	4,304,329	3,637,124
Non-marketable equity securities	159,049	152,066
Loans held for sale	2,119	194
Loans (including covered loans of $1,099,927 and $1,483,888)	11,085,776	9,053,609
Allowance for loan and lease losses	(78,868)	(69,725)
Loans, net	11,006,908	8,983,884
FDIC indemnification asset	1,023,079	1,205,117
Bank owned life insurance	214,320	206,759
Equipment under operating lease	242,448	196,483
Other real estate owned (including covered OREO of $18,216 and $39,672)	18,531	40,570
Deferred tax asset, net	98,113	70,626
Goodwill and other intangible assets	68,575	69,067
Other assets	195,124	232,010
Total assets	$17,680,739	$15,046,649

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,579,163	$2,171,335
Interest bearing	857,910	676,079
Savings and money market	5,411,565	4,402,987
Time	3,985,269	3,282,027
Total deposits	12,833,907	10,532,428
Federal Home Loan Bank advances and other borrowings	2,593,648	2,414,313
Other liabilities	213,015	171,210
Total liabilities	15,640,570	13,117,951

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 101,665,975 and 101,013,014 shares issued and outstanding	1,017	1,010
Paid-in capital	1,348,964	1,334,945
Retained earnings	626,761	535,263
Accumulated other comprehensive income	63,427	57,480
Total stockholders' equity	2,040,169	1,928,698
Total liabilities and stockholders' equity	$17,680,739	$15,046,649

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Interest income:
Loans	$171,591	$158,332	$499,558	$458,183
Investment securities available for sale	27,816	27,993	78,383	88,194
Other	1,815	1,359	5,576	3,780
Total interest income	201,222	187,684	583,517	550,157
Interest expense:
Deposits	19,432	15,248	52,994	44,287
Borrowings	8,541	8,318	24,932	23,915
Total interest expense	27,973	23,566	77,926	68,202
Net interest income before provision for loan losses	173,249	164,118	505,591	481,955
Provision for (recovery of) loan losses (including $(900), $(2,837), $793 and $(988) for covered loans)	5,387	2,604	20,982	19,452
Net interest income after provision for loan losses	167,862	161,514	484,609	462,503
Non-interest income:
Income from resolution of covered assets, net	14,525	24,592	39,756	64,362
Net loss on FDIC indemnification	(16,958)	(18,377)	(39,758)	(47,747)
FDIC reimbursement of costs of resolution of covered assets	1,411	2,040	3,651	7,165
Service charges and fees	4,236	3,634	12,427	10,355
Gain (loss) on sale of loans, net (including gain (loss) related to covered loans of $3,667, $(4,286), $22,595, and $(9,368))	3,789	(4,081)	23,112	(8,782)
Gain on investment securities available for sale, net (including loss related to covered securities of $(963) for the nine months ended September 30, 2013)	795	1,066	1,156	6,288
Other non-interest income	6,653	4,786	24,775	15,372
Total non-interest income	14,451	13,660	65,119	47,013
Non-interest expense:
Employee compensation and benefits	50,003	44,117	149,008	130,219
Occupancy and equipment	17,782	16,571	52,245	46,994
Amortization of FDIC indemnification asset	17,948	12,354	48,883	21,784
(Gain) loss on other real estate owned, net (including (gain) loss related to covered OREO of $93, $(1,697), $(2,495) and $(7,120))	93	(1,697)	(2,366)	(7,120)
Foreclosure and other real estate owned expense	1,408	2,803	3,896	7,432
Deposit insurance expense	2,452	1,926	7,015	5,587
Professional fees	3,106	4,831	9,663	17,212
Telecommunications and data processing	3,332	2,842	9,905	9,694
Other non-interest expense	12,809	12,870	39,765	33,101
Total non-interest expense	108,933	96,617	318,014	264,903
Income before income taxes	73,380	78,557	231,714	244,613
Provision for income taxes	19,813	24,248	74,333	88,070
Net income	$53,567	$54,309	$157,381	$156,543
Earnings per common share, basic	$0.51	$0.52	$1.51	$1.52
Earnings per common share, diluted	$0.51	$0.52	$1.50	$1.51
Cash dividends declared per common share	$0.21	$0.21	$0.63	$0.63

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,
	2014			2013
	Average Balance		Yield / Rate (2)	Average Balance		Yield / Rate (2)
		Interest (1)			Interest (1)
Assets:
Interest earning assets:
Loans	$10,769,828	$174,504	6.46%	$7,234,822	$160,257	8.83%
Investment securities available for sale (3)	4,193,309	28,556	2.72%	4,030,197	28,670	2.85%
Other interest earning assets	473,419	1,815	1.52%	416,185	1,359	1.30%
Total interest earning assets	15,436,556	204,875	5.29%	11,681,204	190,286	6.50%
Allowance for loan and lease losses	(78,219)			(61,792)
Non-interest earning assets	1,886,180			2,009,626
Total assets	$17,244,517			$13,629,038
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$791,648	815	0.41%	$571,884	636	0.44%
Savings and money market deposits	5,169,380	6,929	0.53%	4,342,628	5,191	0.47%
Time deposits	3,934,361	11,688	1.18%	2,927,537	9,421	1.28%
Total interest bearing deposits	9,895,389	19,432	0.78%	7,842,049	15,248	0.77%
FHLB advances and other borrowings	2,620,323	8,541	1.29%	2,199,731	8,318	1.50%
Total interest bearing liabilities	12,515,712	27,973	0.89%	10,041,780	23,566	0.93%
Non-interest bearing demand deposits	2,447,150			1,568,407
Other non-interest bearing liabilities	257,053			144,231
Total liabilities	15,219,915			11,754,418
Stockholders' equity	2,024,602			1,874,620
Total liabilities and stockholders' equity	$17,244,517			$13,629,038
Net interest income		$176,902			$166,720
Interest rate spread			4.40%			5.57%
Net interest margin			4.58%			5.70%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate (2)	Average Balance	Interest (1)	Yield / Rate (2)
Assets:
Interest earning assets:
Loans	$10,188,110	$507,309	6.65%	$6,311,252	$463,144	9.79%
Investment securities available for sale (3)	3,844,005	80,415	2.79%	4,245,236	90,327	2.84%
Other interest earning assets	439,090	5,576	1.70%	471,625	3,780	1.07%
Total interest earning assets	14,471,205	593,300	5.47%	11,028,113	557,251	6.74%
Allowance for loan and lease losses	(74,478)			(62,272)
Non-interest earning assets	1,929,339			2,060,332
Total assets	$16,326,066			$13,026,173
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$731,712	2,270	0.41%	$562,299	1,945	0.46%
Savings and money market deposits	4,915,728	18,312	0.50%	4,208,333	15,175	0.48%
Time deposits	3,643,425	32,412	1.19%	2,734,198	27,167	1.33%
Total interest bearing deposits	9,290,865	52,994	0.76%	7,504,830	44,287	0.79%
FHLB advances and other borrowings	2,545,148	24,932	1.31%	2,032,805	23,915	1.58%
Total interest bearing liabilities	11,836,013	77,926	0.88%	9,537,635	68,202	0.96%
Non-interest bearing demand deposits	2,270,947			1,458,849
Other non-interest bearing liabilities	219,794			172,342
Total liabilities	14,326,754			11,168,826
Stockholders' equity	1,999,312			1,857,347
Total liabilities and stockholders' equity	$16,326,066			$13,026,173
Net interest income		$515,374			$489,049
Interest rate spread			4.59%			5.78%
Net interest margin			4.75%			5.92%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Basic earnings per common share:
Numerator:
Net income	$53,567	$54,309	$157,381	$156,543
Distributed and undistributed earnings allocated to participating securities	(2,130)	(2,132)	(6,215)	(7,427)
Income allocated to common stockholders for basic earnings per common share	$51,437	$52,177	$151,166	$149,116
Denominator:
Weighted average common shares outstanding	101,657,560	100,737,319	101,545,930	99,131,377
Less average unvested stock awards	(1,175,739)	(1,085,044)	(1,120,393)	(1,118,496)
Weighted average shares for basic earnings per common share	100,481,821	99,652,275	100,425,537	98,012,881
Basic earnings per common share	$0.51	$0.52	$1.51	$1.52
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$51,437	$52,177	$151,166	$149,116
Adjustment for earnings reallocated from participating securities	5	4	14	1,264
Income used in calculating diluted earnings per common share	$51,442	$52,181	$151,180	$150,380
Denominator:
Average shares for basic earnings per common share	100,481,821	99,652,275	100,425,537	98,012,881
Dilutive effect of stock options and preferred shares	140,006	196,190	142,035	1,626,264
Weighted average shares for diluted earnings per common share	100,621,827	99,848,465	100,567,572	99,639,145
Diluted earnings per common share	$0.51	$0.52	$1.50	$1.51

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Financial ratios (4)
Return on average assets	1.23%	1.58%	1.29%	1.61%
Return on average stockholders’ equity	10.50%	11.49%	10.52%	11.27%
Net interest margin (5)	4.58%	5.70%	4.75%	5.92%

	September 30, 2014	December 31, 2013
Capital ratios
Tier 1 leverage	11.20%	12.42%
Tier 1 risk-based capital	17.16%	21.06%
Total risk-based capital	17.96%	21.93%

	September 30, 2014		December 31, 2013
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.25%	0.28%	0.31%	0.39%
Non-performing assets to total assets (2)	0.15%	0.28%	0.16%	0.51%
Allowance for loan and lease losses to total loans (3)	0.73%	0.71%	0.76%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	288.22%	250.09%	246.73%	195.52%
Net charge-offs to average loans (4)	0.07%	0.16%	0.34%	0.31%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and OREO.

(3) Total loans is net of premiums, discounts, and deferred fees and costs.

(4) Annualized.

(5) On a tax-equivalent basis.